 March 9, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of BWAY Parent Company, Inc.'s and BWAY Intermediate Company, Inc.'s Form 8-K dated March 9, 2012, and have the following comments:

1. We agree with the statements made in the second and third paragraphs for which we have a basis on which to comment on, and we agree with, the disclosures.

2. We have no basis on which to agree or disagree with the statements made in the other paragraphs for which we have no basis on which to comment.

Yours truly,

/s/ Deloitte & Touche LLP